[LETTERHEAD OF SALANT CORPORATION]




                                  FOR:  SALANT CORPORATION

                                  CONTACT:  Todd Kahn
                                            Executive Vice President-
                                            Corporate Affairs
                                            and General Counsel
                                            (212) 221-5379



FOR IMMEDIATE RELEASE
---------------------

         SALANT CORPORATION REACHES AGREEMENT WITH ITS MAJOR
       NOTE AND EQUITY HOLDERS AND EXTENSION AGREEMENT WITH CIT

     New York, NY, March 2, 1998 -- Salant Corporation ("Salant") (NYSE: SLT), today announced that it has reached an agreement in principle with its major note and equity holders to restructure its existing indebtedness under Salant's 10 1/2% Senior Secured Notes due December 31, 1998 (the "Senior Notes"). Under the restructuring, Salant will convert the entire $104.9 million outstanding aggregate principal amount of, and all accrued and unpaid interest on, its Senior Notes into common equity. Salant also announced today that it has reached an agreement with its working capital lender, The CIT Group/Commercial Services, Inc. ("CIT"), to support Salant's restructuring efforts. CIT has agreed to continue to extend financing under the current credit agreement until the proposed restructuring plan is implemented.

     The restructuring agreement was entered into by Salant and Magten Asset Management Corp., the beneficial owner of, or the representative of the beneficial owners of, approximately 67% of the aggregate principal amount of the Senior Notes ("Magten"). Apollo Apparel Partners, L.P., the beneficial owner of approximately 40.1% of Salant's issued and outstanding common stock, is also a party to the restructuring agreement and has agreed to vote all of its shares of Salant common stock in favor of the restructuring. The restructuring agreement provides that (1) the entire principal amount of the Senior Notes, plus all accrued and unpaid interest thereon, will be converted into 92.5% of Salant's issued and outstanding common stock, and (2) Salant's existing stockholders will retain 7.5% of Salant's issued and outstanding common stock and will receive seven-year warrants to purchase up to 10% of Salant's common stock on a fully diluted basis. Stockholder and noteholder approval will be requied in order to consummate the restructuring agreement. The restructuring agreement also provides for a reverse stock split which will require the approval of Salant's stockholders. Because of the treatment of accrued interest on the Senior Notes under the proposed restructuring agreement, Salant will not pay the $5.5 million of interest on the Senior Notes that became payable on March 2, 1998.

     In connection with the restructuring agreement, CIT and Salant have entered into an agreement under which CIT has agreed to forbear from exercising any of its rights under its working capital loan by virtue of the non-payment of the March 2, 1998 interest payment on the Senior Notes, subject to the terms and conditions of such agreement. CIT has also agreed to continue to extend financing to Salant under the current credit agreement until the proposed restructuring plan is implemented. The agreement with CIT also provides for the waiver by CIT of Salant's failure to meet certain financial covenants under the CIT credit agreement. Salant currently anticipates that, upon consummation of the restructuring, Salant will be able to enter into a more favorable financing package that CIT has proposed in connection with the restructuring.

     Consummation of the proposed restructuring is subject to the satisfaction of a number of conditions precedent, including the negotiation and execution of definitive documentation.

     Jerald Politzer, Chairman of the Board and CEO of Salant, commented that, "This restructuring is in the best interest of all of Salant's stakeholders - vendors, employees, customers and investors. This restructuring will reduce our annual interest cost by approximately $11 million. In addition, once the restructuring is implemented, the more favorable financing package proposed by our lender, CIT, should result in future interest and cost savings. A deleveraged Salant without the Senior Notes will be well positioned to compete successfully and achieve its strategic objectives."

     Mr. Politzer added, "We believe that the commitment by our major noteholders to convert its debt into equity demonstrates strong confidence in, and commitment to, our management team and our vision for the growth of the business. In addition, we expect that our trading partners will be pleased by the strengthening of our balance sheet that will result from these transactions."

     Salant is a diversified apparel company, which markets a broad line of men's apparel under well-known brand names, including Perry Ellis, Manhattan and John Henry. Salant also markets children's sleepwear, underwear and sportswear. Salant's products are sold in department and specialty stores, national chains and mass volume retailers throughout the United States.

     Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Investors are cautioned that such statements are solely predictions and speak only as of the date of this release. Actual results may differ materially due to risks and uncertainties that are described in Salant's Form 10-K for 1996, the 1996 Annual Report to shareholders, and Form 10-Q for the first, second and third quarters of 1997. These risks include, without limitation, competition from competitors, the seasonality of Salant's products and risks associated with Salant's foreign sourcing operations.